UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2018

JUNIPER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Arch Street Suite 3110 Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Agreement

On April 24, 2018, Juniper Pharmaceuticals, Inc. (the “Company”) entered into an Exclusive License Agreement (the “License Agreement”) with Daré Bioscience, Inc. (the “Licensee”) pursuant to which the Company granted the Licensee (a) an exclusive worldwide license under certain patent rights (i) owned by the Company and (ii) exclusively licensed to the Company under that certain License Agreement, dated as of March 25, 2015, by and between the Company and The General Hospital Corporation (“MGH”), as amended, to make, have made, use, have used, sell, have sold, import and have imported products and processes; and (b) a non-exclusive worldwide license under certain technological information owned by the Company to make, have made, use, have used, sell, have sold, import and have imported products and processes. The Licensee is also entitled to sublicense the rights granted to it under the License Agreement.

As consideration for the license grants, the Company received a $250,000 license fee from the Licensee in connection with the execution of the License Agreement, and the Company is entitled to receive an annual license maintenance fee from the Licensee in the amount of $50,000 for the first two anniversaries of the effective date of the License Agreement, increasing to $100,000 for each anniversary thereafter. The Company is also entitled to receive potential future development and sales milestone payments of up to $43.75 million (up to $13.50 million in development milestones and up to $30.25 in sales milestones) for each product or process covered by the licenses granted under the License Agreement, and is eligible to receive mid-single-digit to low double-digit royalties based on worldwide net sales of products and processes covered by the licenses granted under the Licensee Agreement. The royalty term shall terminate on a product-by-product basis (or process-by-process) basis on the latest of (i) the expiration date of the last valid claim within the licensed patent rights in a country, (ii) ten (10) years following the first commercial sale of a product or process in a country, or (iii) the entry of generic competition for a product or process in a country, provided that if there is no generic competition for a product or process in a country by the ten (10) year anniversary of the first commercial sale of a product or process in a country, the royalty term shall terminate on the ten (10) year anniversary of the first commercial sale of such product or process in the country. In addition, if the Licensee sublicenses any of its rights under the License Agreement, the Company is eligible to a low double-digit percentage of all sublicense income received by the Licensee for the sublicense such rights to a third party, in lieu of the royalties on net sales noted above.

Pursuant to the terms of the Licensee Agreement, the Licensee is required to use commercially reasonable efforts to develop and make at least one product or process available to the public, which efforts must include achieving certain diligence requirements specified in the License Agreement by specific dates set forth in the License Agreement.

The Company may terminate the License Agreement upon (i) thirty (30) days’ notice for Licensee’s uncured breach of any financial provisions of the License Agreement or (ii) sixty (60) days’ notice for any uncured material breach of any non-financial provisions of the License Agreement. In addition, the Company may terminate the License Agreement immediately upon the Licensees’ bankruptcy, insolvency, dissolution or winding up. The Licensee may terminate the License Agreement for any reason upon ninety (90) days prior written notice prior to receipt of marketing approval for a product or process, increasing to one hundred eighty (180) days prior written notice following receipt of marketing approval for a product or a process. In the event that the Company terminates the License Agreement for uncured material breach of any non-financial provisions of the License Agreement, the Company will have a full access, including the right to use and reference all product data generated during the term of the Licensee Agreement that is owned by Licensee.

The Company expects to file the License Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018. The foregoing description of the License Agreement is qualified in its entirety by reference to the complete text of such agreement when filed.

Item 7.01 Regulation FD Disclosure.

On April 25, 2018, the Company issued a press release related to the License Agreement. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference. The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 25, 2018, furnished herewith.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNIPER PHARMACEUTICALS, INC.

By:	/s/ Jeffrey E. Young
Name:	Jeffrey E. Young
Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

Date: April 25, 2018